Town Sports International, Inc. Announces Expiration of Early Tender Payment Deadline in Connection with Cash Tender Offer for Outstanding Debt Securities and Successful Completion of the Consent Solicitation
NEW YORK, May 15, 2006 —Town Sports International, Inc. (the “Company”) announced today the expiration, as of 5:00 p.m. (New York City time), of the deadline (the “Early Tender Payment Deadline”) for holders of the Company’s 9 5/8% senior notes due 2011 (“Notes”) to receive the early tender payment in connection with the Company’s previously announced cash tender offer (the “Tender Offer”). The Tender Offer will expire at Midnight, New York City time, on June 1, 2006, unless extended or earlier terminated (the “Expiration Date”). Holders that validly tender their Notes after the Early Tender Payment Deadline will be entitled to the regular tender payment of $1,065.04 per $1,000 principal amount of Notes tendered. Acceptance of the Notes for purchase will be subject to pro-ration as described in the Offer to Purchase and Consent Solicitation Statement (the “Statement”).
The Company also announced the successful completion of the consent solicitation.
As of 5:00 p.m. (New York city time) on May 12, 2006, approximately $235.6 million aggregate principal amount of Notes had been validly tendered and corresponding consents to the proposed amendments to the indenture under which the Notes were issued (the “Indenture”) and the waiver of any defaults or events of default thereunder had been validly delivered.
The proposed amendments became effective by a supplemental indenture, dated as of May 12, 2006 (the “Effective Date”) executed by the Company and The Bank of New York, as trustee under the Indenture. As of the Effective Date, the Indenture has been amended to allow the Company to omit financial statements and not file reports under the Securities Exchange Act of 1934 with the Securities and Exchange Commission (the “SEC”) for so long as the Company’s parent, Town Sports International Holdings, Inc. includes a footnote presenting condensed consolidating financial information of the Company in the reports, statements and other documents that it files with the SEC and such filings are made within the periods specified in the SEC’s rules and regulations. In addition, the Indenture has been amended to permit the Company to convert into a limited liability company form of organization. The Note holders also waived any past defaults and events of default under the Indenture in connection with the Company’s reliance on the reports, statements and other documents that its parent company files with the SEC to satisfy its filing and reporting obligations under the Indenture.
The Company has engaged Deutsche Bank Securities Inc. to act as the exclusive dealer manager and consent solicitation agent for the Tender Offer and Consent Solicitation. Copies of the Statement and Letter of Transmittal and Consent may be obtained from, and questions regarding the Tender Offer and Consent Solicitation may be directed to, the information agent, MacKenzie Partners, Inc., which can be reached at (212) 929-5500 (collect) and toll-free at (800) 322-2885. For questions concerning delivery by means of the Automated Tender Offer Program please contact The Bank of New York, the Depositary for the Tender Offer and the Solicitation, at (212) 815-6331.

This press release is for informational purposes only and is not an offer to purchase any Notes. The offer may be made only pursuant to the terms of the Statement and Letter of Transmittal and Consent.
About Town Sports International, Inc.:
The Company is a wholly owned subsidiary of Town Sports International Holdings, Inc.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of health clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 142 clubs and 432,000 members in the U.S. In addition, the Company operates three facilities in Switzerland with approximately 6,000 members. For more information on TSI visit www.mysportsclubs.com
Town Sports International Holdings, Inc., New York
Investor Contact:
Integrated Corporate Relations
Joseph.teklits@icrinc.com or
investor.relations@town-sports.com
This press release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the Tender Offer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.